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                                                                      EXHIBIT 21

                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                           SIGNIFICANT SUBSIDIARIES

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
                                   State or Other
                                    Jurisdiction      Percentage of
                                  of Incorporation  Voting Securities
                                  or Organization         Owned
                                  ----------------  -----------------
BCOP Nevada Company                    Nevada             100.0

Boise Marketing Services, Inc.        Delaware             88.0

Grand & Toy Limited               Ontario, Canada         100.0

Jean-Paul Guisset-JPG S.A.             France             100.0

The Reliable Corporation              Delaware            100.0

Reliable Deutschland GmbH         Hamburg, Germany        100.0

Reliable France S.A.                   France             100.0
